Exhibit 99.1

Great Elm Capital Corp. Announces First Quarter 2017 Financial Results; Net Investment Income of $0.32 Per share; Board Declares Third Quarter Distribution of $0.25 Per Share ($0.083 Per Share Per Month)

Boston, May 12, 2017 – Great Elm Capital Corp. (“we”, “us”, “our” or “GECC”), (NASDAQ: GECC), today announced its financial results for the quarter ended March 31, 2017 and filed its quarterly report on Form 10-Q with the U.S. Securities and Exchange Commission.

FINANCIAL HIGHLIGHTS

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Net investment income (“NII”) for the quarter ended March 31, 2017 was approximately $4.1 million, or $0.32 per share, which was in excess of our declared distribution of $0.083 per share per month for the same period (approximately 1.3x distribution coverage).

▪	In May, the Board of Directors declared a monthly distribution of $0.083 per share for the third quarter of 2017.
▪

Net assets on March 31, 2017 were approximately $170.4 million. Net asset value (“NAV”) per share on March 31, 2017 was $13.59, as compared to $13.52 per share on December 31, 2016. The increase in NAV per share is primarily driven by our net investment income exceeding our distribution during the quarter. We had approximately $2.0 million of net realized gains on portfolio investments that were monetized during the quarter ended March 31, 2017, or approximately $0.16 per share, and net unrealized depreciation of investments of approximately $2.7 million, or approximately ($0.21) per share.

▪

During the quarter ended March 31, 2017, we purchased an aggregate of 245,729 shares through our stock buyback program at an average price of $11.35, utilizing $2.8 million of our $15.0 million 10b5-1 program and our overall $50 million stock repurchase program.

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From the commencement of the stock buyback program through May 10, 2017, we have purchased an aggregate of 378,301 shares at a weighted average price of $11.17 per share, resulting in $4.2 million of cumulative cash paid to repurchase shares.

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Additionally, through the self-tender that we conducted, we purchased 869,565 shares, representing approximately 6.9% of our outstanding shares, at a price of $11.50 per share on a pro rata basis for a total cost of approximately $10 million, excluding fees and expenses relating to the self-tender offer.  The purchase price of properly tendered shares represented approximately 85% of our net asset value per share as of March 31, 2017.

▪

During the quarter ended March 31, 2017, we invested approximately $75.9 million across eight portfolio companies (1), including two new portfolio investments. During the quarter ended March 31, 2017, we monetized approximately $78.8 million across 17 portfolio companies (in part or in full). (2)

“We continue to be pleased at the pace of monetization of the legacy Full Circle portfolio, as well as with a number of names from the MAST-contributed portfolio and more recently acquired positions, as catalysts have resulted in a quicker repricing of these opportunities than we had anticipated. With that backdrop, we have a healthy amount of dry powder to deploy as the market presents compelling total return opportunities,” said Peter A. Reed, Chief Executive Officer of GECC.

PORTFOLIO AND INVESTMENT ACTIVITY

As of March 31, 2017, we held 23 debt investments across 20 companies, totaling approximately $149.6 million. Debt investments represented 98% of invested capital, as of March 31, 2017, with 94% of invested capital allocated to first lien and/or senior secured debt instruments and 4% of invested capital in unsecured debt obligations. We also had equity investments in seven companies, totaling approximately $2.6 million.

As of March 31, 2017, the weighted average current yield on our debt portfolio was approximately 12.63% with approximately 47% of invested debt capital in floating rate debt instruments.

During the quarter ended March 31, 2017, we deployed approximately $75.9 million (1) into new and existing investments across eight companies (two new, six existing). The weighted average price of the new debt investments was $0.98, carrying a weighted average current yield of 12.29%. Nearly all of these investments are first lien and / or senior secured investments with potential catalysts to unlock value.

During the quarter ended March 31, 2017, we monetized 17 investments, in part or in full, for approximately $78.8 million (2), at a weighted average current yield of 13.34%, including the complete exit of one investment acquired from Full Circle, at a slight gain. Our weighted average realization price was $0.99.

CONSOLIDATED RESULTS OF OPERATIONS

Total investment income for the quarter ended March 31, 2017 was approximately $7.3 million, or $0.58 per share. Net expenses for the period ended March 31, 2017 were approximately $3.2 million, or $0.26 per share.

Net realized gains for the quarter ended March 31, 2017 were approximately $2.0 million, or $0.16 per share. Net unrealized depreciation from investments for the quarter ended March 31, 2017 was approximately $2.7 million, or ($0.21) per share.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2017, available liquidity from cash and cash equivalents was approximately $66.8 million, comprised of cash and cash equivalents, including investments in money market mutual funds.

Total debt outstanding as of March 31, 2017 was approximately $33.7 million, comprised entirely of the 8.25% notes due June 30, 2020 (NASDAQ: FULLL).

RECENT DEVELOPMENTS

Distributions:

Our board of directors declared the monthly distributions for the third quarter of 2017 at $0.083 per share. The schedule of distribution payments is as follows:

Month	Rate	Record Date	Payable Date
July	$0.083	July 31, 2017	August 15, 2017
August	$0.083	August 31, 2017	September 15, 2017
September	$0.083	September 29, 2017	October 16, 2017

Our distribution policy has been designed to set a base distribution rate that is well-covered by NII that will be supplemented by special distributions from NII in excess of the declared distribution and as catalyst-driven investments are realized.

Portfolio Investments:

During April 2017, we sold our position in Chester Downs & Marina LLC for approximately $6.3 million, including accrued interest.  We realized approximately $0.3 million of gains on the disposition of the investment.

During April and May 2017, we sold the remaining $6.3 million of our position in Everi Payments, Inc. for approximately $6.8 million, including accrued interest.  We realized approximately $0.6 million of gains on the disposition of the investment.

During May 2017, we received approximately $2.8 million in proceeds from the disposition of the primary asset of Double Deuce Lodging, LLC.

Capitalization:

The Company’s $10 million self-tender offer expired at 5:00 p.m., New York City time, on May 5, 2017.  The Company purchased 869,565 shares, representing approximately 6.94% of its outstanding shares, at a price of $11.50 per share on a pro rata basis for a total cost of approximately $10 million, excluding fees and expenses relating to the self-tender offer.  The purchase price represented approximately 85% of net asset value per share as of March 31, 2017.

CONFERENCE CALL AND WEBCAST

Great Elm Capital Corp. will host a conference call and webcast on Monday, May 15, 2017 at 10:00 a.m. New York City time to discuss its first quarter financial results. All interested parties are invited to participate in the conference call by dialing (844) 820-8297; international callers should dial (661) 378-9758. Participants should enter the Conference ID 20957666 when asked. For a copy of the slide presentation that will be referenced during the course of our conference call, please visit http://www.greatelmcc.com/ under Investor Relations. Additionally, the conference call with be webcast simultaneously at http://edge.media-server.com/m/p/quvzyvm2.

About Great Elm Capital Corp.

Great Elm Capital Corp. is an externally managed, specialty finance company focused on investing in debt instruments of middle market companies. GECC elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. GECC’s investment objective is to generate both current income and capital appreciation, while seeking to protect against risk of permanent capital loss. GECC focuses on special situations and catalyst-driven investments as it seeks to generate attractive risk-adjusted returns.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as “expect,” “anticipate,” “should,” “will,” “estimate,” “designed,” “seek,” “potential,” “continue,” “upside,” and “potential,” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following: conditions in the credit markets, the price of GECC common stock, performance of GECC’s portfolio and investment manager. Information concerning these and other factors can be found in GECC’s Form 10-K and other reports filed with the SEC. GECC assumes no obligation to, and expressly disclaims any duty to, update any forward-looking statements contained in this communication or to conform prior statements to actual results or revised expectations except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Media & Investor Contact:

Meaghan K. Mahoney

Senior Vice President

+1 (617) 375-3006

investorrelations@greatelmcap.com

Endnotes:

1) This includes new deals, additional fundings (inclusive of those on revolving credit facilities), refinancings and payment in kind “PIK” interest.

2) This includes scheduled principal payments, prepayments, sales and repayments (inclusive of those on revolving credit facilities).

GREAT ELM CAPITAL CORP.

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

MARCH 31, 2017

Dollar amounts in thousands (except per share amounts)

	March 31, 2017	December 31, 2016
Assets	(unaudited)
Investments, at fair value (amortized cost of $168,384 and $168,132, respectively)	$152,234	$154,677
Cash and cash equivalents	66,763	66,782
Receivable for investments sold	1,764	9,406
Interest receivable	4,261	4,338
Dividends receivable	12	—
Principal receivable	—	786
Due from portfolio company	188	312
Deposit at broker	63	56
Due from affiliates	75	80
Prepaid expenses and other assets	88	107
Total assets	$225,448	$236,544

Liabilities
Notes payable 8.25% due June 30, 2020 (including unamortized premium of $826 and $888 at March 31, 2017 and December 31, 2016; respectively)	$34,471	$34,534
Payable for investments purchased	14,973	21,817
Distributions payable	1,041	2,123
Due to affiliates	3,749	3,423
Accrued expenses and other liabilities	777	1,663
Total liabilities	$55,011	$63,560

Commitments and contingencies (Note 6)	$—	$—

Net Assets
Common stock, par value $0.01 per share (100,000,000 shares authorized, 12,545,151 and 12,790,880 shares issued and outstanding at March 31, 2017 and December 31, 2016; respectively)	$125	$128
Additional paid-in capital	216,531	219,317
Accumulated net realized losses	(32,361)	(34,341)
Undistributed net investment income	2,292	1,335
Net unrealized depreciation on investments	(16,150)	(13,455)
Total net assets	$170,437	$172,984
Total liabilities and net assets	$225,448	$236,544
Net asset value per share	$13.59	$13.52

GREAT ELM CAPITAL CORP.

CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)

THREE MONTHS ENDED MARCH 31, 2017

Dollar amounts in thousands (except per share amounts)

Investment Income:
Interest income	$6,826
Dividend income	46
Other income	443
Total investment income	7,315

Expenses:
Management fees	593
Incentive fees	1,023
Administration fees	495
Custody fees	13
Directors’ fees	27
Professional services	331
Interest and credit facility expenses	631
Other expenses	113
Total expenses	3,226
Accrued administration fees waiver	(5)
Net expenses	3,221
Net investment income	4,094

Net realized and unrealized gains (losses) on investment transactions:
Net realized gain/(loss) from:
Investments	1,980
Net change in unrealized appreciation (depreciation) from:
Investments	(2,695)
Net realized and unrealized gains (losses)	(715)
Net increase in net assets resulting from operations	$3,379

Net investment income per share (basic and diluted):	$0.32
Earnings per share (basic and diluted):	$0.27
Weighted average shares outstanding:	12,636,477

GREAT ELM CAPITAL CORP.

PER SHARE DATA

For the Three Months Ended March 31,
2017
Per Share Data:(1)
Net asset value, beginning of period	$13.52
Net investment income	0.32
Net realized gains	0.16
Net unrealized losses	(0.21)
Net decrease in net assets resulting from operations	0.27
Accretion from share buybacks	0.05
Distributions declared from net investment income(2)	(0.25)
Distributions declared from net realized gains(2)	0.00
Net decrease resulting from distributions to common stockholders	(0.25)
Net asset value, end of period	$13.59

(1)	The per share data was derived by using the weighted average shares outstanding during the period.
(2)	The per share data for distributions declared reflects the actual amount of distributions of record per share for the period.